UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2022

VISTRA CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, TX	75039
(Address of principal executive offices)	(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	VST	New York Stock Exchange
Warrants	VST.WS.A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2022, Curtis A. Morgan, currently the Chief Executive Officer and a member of the board of directors (the “Board”) of Vistra Corp. (the “Company”), notified the Company of his intention to transition from the Company effective August 1, 2022 (the “Effective Date”). Mr. Morgan will continue to serve as the Company’s Chief Executive Officer until his departure and will seek re-election to the Company’s Board at the 2022 annual meeting of stockholders and, if elected, will serve in such capacity until his transition from the Company on the Effective Date. Mr. Morgan’s decision to transition from the Company is part of a coordinated succession plan with the Board and is not the result of any dispute or disagreement with the Company.

The Company and Mr. Morgan have entered into a Transition and Advisory Agreement (the “Advisory Agreement”) effective as of March 20, 2022 providing that, as of the Effective Date, Mr. Morgan will serve as a special advisor to the successor Chief Executive Officer and the Board from the Effective Date through April 30, 2023 (the “Transition Period”). As compensation for providing the transition and advisory services under the Advisory Agreement, the Company will pay Mr. Morgan $50,000 per month during the Transition Period and his outstanding equity grants will continue to vest through the end of the Transition Period in accordance with their respective terms. Under the Advisory Agreement, the Company has agreed that Mr. Morgan will be entitled to certain payments and accelerated vesting of certain outstanding equity awards under the Amended and Restated Employment Agreement, dated May 1, 2018, between Mr. Morgan and the Company (the “Morgan Agreement”) at the end of the Transition Period.

The above description of the Advisory Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Advisory Agreement which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On March 19, 2022, the Board appointed Jim Burke to succeed Mr. Morgan as Chief Executive Officer of the Company effective on the Effective Date. Mr. Burke has served in his current role as the President and Chief Financial Officer of the Company since December 7, 2020, and prior to that was the Company’s Executive Vice President and Chief Operating Officer since the Company’s formation in October 2016. Prior to that time, Mr. Burke led TXU Energy, the Company’s retail electric provider operating subsidiary, from August 2005 to October 2016 after joining in late 2004 as senior vice president of TXU Energy’s residential markets. As of the Effective Date, Mr. Burke’s title will be President and Chief Executive Officer and, assuming Mr. Morgan is reelected at the 2022 annual meeting of stockholders, it is anticipated that Mr. Burke will be appointed to the Board to serve the remainder of Mr. Morgan’s term as a director until the Company’s 2023 annual meeting of stockholders.

In connection with Mr. Burke’s appointment as President and Chief Executive Officer of the Company, on March 20, 2022 the Company entered into an amended and restated employment agreement (the “Burke Agreement”) with Mr. Burke, to become effective on the Effective Date. The Burke Agreement has an initial term that ends on August 1, 2026. Pursuant to the Burke Agreement, commencing on the Effective Date, Mr. Burke will receive an annual base salary of $1,200,000 and will also have the opportunity to earn an annual cash bonus under the Company’s Executive Annual Incentive Plan. Mr. Burke’s target annual bonus opportunity is 125% of his base salary. On the Effective Date, Mr. Burke will receive an additional grant of equity compensation of $1,250,000 performance stock units (PSUs) and $750,000 restricted stock units (RSUs). The PSUs will vest based on the Company’s achievement of the performance goals set by the Board for the three-year period commencing in 2022 and concluding in 2024, consistent with the other PSUs granted in 2022. The RSUs will vest ratably over three years commencing on the Effective Date.

The above description of the Burke Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Burke Agreement which is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On March 21, 2022, the Company issued a press release regarding these matters, a copy of which is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 and in the press release is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of Section 18, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Transition and Advisory Agreement, dated as of March 20, 2022, between Curtis A. Morgan and Vistra Corp.

10.2	Second Amended and Restated Employment Agreement, dated as of March 20, 2022, between James A. Burke and Vistra Corp.

99.1	Press Release dated March 21, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vistra Corp.

Dated: March 21, 2022	/s/ Yuki Whitmire
	Name:	Yuki Whitmire
	Title:	Vice President, Associate General Counsel, and Corporate Secretary